NEWS RELEASE
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AMERICAN GENERAL FINANCE
A Subsidiary of American General Corporation
P.O. Box 59, Evansville, Indiana  47701-0059

Contact:            Bryan A. Binyon, Treasurer
                         American General Finance
                         812/468-5195


AMERICAN GENERAL FINANCE
ANNOUNCES IMPROVED OPERATING RESULTS

HIGHLIGHTS:
     Operating earnings up 21%
     Charge-off and delinquency rates improve
     Operating expenses continue to decline

EVANSVILLE, IN, JULY 30, 1997 -  American General Finance
Corporation reports a 21% increase in second quarter operating earnings to $43 million. The improved quarterly operating results are attributed to the continued benefits of action programs aimed at improving credit quality.
Operating earnings exclude the impact of the previously announced $27 million after-tax loss on the sale of non-core bank credit card and satellite dish portfolios.
Year-to-date operating earnings increased to $85 million compared to $65 million for the first half of 1996.
Continued growth in real estate loans, improved credit quality in non-real estate and retail sales finance receivables and lower operating expenses were the major contributors to the improved operating results. At the end of the quarter, real estate loans were 52% of total receivables compared to 38% a year earlier. Risk-adjusted yield increased by 50 basis points over the prior year's quarter as improvements in charge-offs were only partially offset by lower yields on the growing, lower risk real estate portfolio.
The total charge-off rate for the second quarter was 3.70%, improving from first quarter 1997 charge-off of 3.83% and full-year 1996's 4.74 % after excluding the charge-offs on receivables later reclassified as assets held for sale.
Total 60-day+ delinquencies at the end of the second quarter were 3.74%, improving from 3.77% at the end of the first quarter and 3.84% at year-end 1996.
Management expects improvements in operating results will continue reflecting American General Finance's higher quality receivables mix, stronger branch management resources, and increased applications of risk management technology.


American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $8.6 billion and operates 1,311 offices in 41 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than two million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.
Certain information included in this news release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.


American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)


                   For the Three Months     For the Six Months
                   Ended June 30                Ended June 30
                              1997      1996      1997      1996

Total Operating
     Revenues           $376      $430      $757      $865

Interest Expense       110       121       220       245
Operating Expenses  114       126       229       254
Provision for Finance Receivable
     Losses               62        100       128       207
Insurance Benefits and
     Losses               22        27         46         55
Total Expenses       $308    $374     $623     $761


Pretax Operating
     Earnings             68        56         134       104
Income Tax
     Expense              25        21         49        39


Operating Earnings  $43       $35      $85       $65


Loss on Sale of Non-Strategic
     Assets                (27)        -          (27)        -
Net Realized Investment
     Gains(Losses)       -         (1)          -          (1)

Net Income             $16       $34       $58       $64


Finance Charge
     Yield                16.94%   18.12%    17.01%    18.12%
Charge-off Ratio     3.70%     5.38%      3.77%      5.46%
Operating Return
     on Assets           1.93%     1.57%       1.86%     1.43%
Operating Return
     on Equity         12.94%    10.02%    12.72%     9.17%


                                        6/30/97   6/30/96
Total Assets                      $8,643    $9,091

Real Estate Loans             $3,788    $3,022
Non-Real Estate Loans       2,268      2,466
Retail Sales Contracts            905      1,006
Private Label                         266         845
Credit Cards                              -         519
Total Net Finance
      Receivables                 $7,227    $7,858


Allowance for Finance
      Receivable Losses         2Q97      2Q96
Balance at beginning
      of period                       $380       $477
Provision for finance
      receivable losses               62         100
Charge-offs, net
      of recoveries                   (66)      (105)
Balance at end of period      $376      $472


Period-End Allowance Ratio    5.20%     6.01%


60-Day+ Delinquency Ratios    6/30/97   12/31/96  6/30/96
Real Estate Loans                      2.43%    2.23%    2.10%
Non-Real Estate Loans              6.32        6.43        6.26
Retail Sales Contracts                2.49        2.90        2.91
Private Label                             3.26        3.32        4.85
Credit Cards                                 -             -           4.50
     Total                                    3.74%     3.84%     4.01%